Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS OF REVETT MINING COMPANY, INC.

Revett Mining Company, Inc.

Consolidated Balance Sheets

at March 31, 2015 and December 31, 2014

(expressed in thousands of United States dollars except share and per share amounts)

(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$722	$2,896
Concentrate settlement and other receivables	268	8
Inventories	3,146	4,573
Prepaid expenses and deposits	268	325

Total current assets	4,404	7,802
Property, plant, and equipment (net)	16,303	16,288
Restricted cash	6,553	6,551
Other long term assets	731	733

Total assets	$27,991	$31,374

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$524	$987
Payroll liabilities	319	711
Income, property and mining taxes	259	107
Royalty payable	66	—
Current portion of note payable	4,061	4,377

Total current liabilities	5,229	6,182
Reclamation and remediation liability	4,865	4,769

Total liabilities	10,094	10,951

Commitments and contingencies (note 8)
Shareholders’ equity
Preferred stock, $0.01 par value, 25,000,000 authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 authorized, 39,273,989 and 39,273,989 shares issued and outstanding at March 31, 2015 and December 31, 2014	393	393
Additional paid-in capital	91,937	91,937
Retained earnings (deficit)	(74,433)	(71,907)

Total equity	17,897	20,423

Total liabilities and shareholders’ equity	$27,991	$31,374

See accompanying notes to unaudited interim consolidated financial statements.

Revett Mining Company, Inc.

Consolidated Statements of Operations and Comprehensive income (loss)

Three months ended March 31, 2015 and 2014

(expressed in thousands of United States dollars except share and per share amounts)

(unaudited)

	Three month period ended March 31, 2015	Three month period ended March 31, 2014
Revenue	$2,268	$6

Expenses:
Cost of sales	2,662	—
Troy Mine suspension related costs	898	1,021
Depreciation and depletion	41	6
Exploration and development	183	236
General & administrative:
Stock based compensation	—	368
Other	869	844
Accretion of reclamation and remediation liability	96	95

	4,749	2,570

Income (loss) from operations	(2,481)	(2,564)
Other income (expenses):
Interest income (expense)	(45)	11
Other income	(2)	1,288
Gain (loss) on sale of securities	—	429
Foreign exchange gain (loss)	2	2

Total other income (expenses)	(45)	1,730

Income (loss) before income taxes	(2,526)	(834)

Income tax benefit (expense):
Current income tax	—	—
Deferred income tax	—	—

Net income (loss)	(2,526)	(834)
Other comprehensive income:
Unrealized gain on available for sale securities, net of tax	—	45

Comprehensive income (loss)	(2,526)	$(789)

Net income (loss) for basic and diluted earnings per share	(2,526)	$(789)

Basic and diluted earnings (loss) per share	(0.06)	$(0.02)

Weighted average number of shares outstanding – basic and diluted	39,273,989	34,641,717

See accompanying notes to unaudited interim consolidated financial statements.

Revett Mining Company, Inc.

Consolidated Statements of Cash Flows

Three months ended March 31, 2015 and 2014

(expressed in thousands of United States dollars except share and per share amounts)

(unaudited)

	Three month period ended March 31, 2015	Three month period ended March 31, 2014
Cash flows from operating activities:
Net income (loss) for the period	$(2,526)	$(834)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Activities
Depreciation and amortization	41	6
Accretion of reclamation and remediation liability	96	95
Loss on disposal of equipment	58	—
Deferred financing fee amortization	3	—
Stock based compensation	—	368
Accrued interest from reclamation trust fund	(2)	(3)
Loss (gain) on sale of available for sale securities	—	(429)
Changes in:
Concentrate settlement and other receivable	(260)	(721)
Inventories	1,427	45
Prepaid expenses and other assets	57	(117)
Accounts payable and accrued liabilities	(637)	466

Net cash provided by (used in) operating activities	(1,743)	(1,124)

Cash flows from investing activities:
Purchase of plant and equipment	(115)	(1,911)
Proceeds from the sale of available for sale securities	—	959

Net cash used in investing activities	(115)	(952)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	—	3,354
Repayment of capital leases	(316)	(205)

Net cash provided by (used in) financing activities	(316)	3,149

Net increase (decrease) in cash and cash equivalents	(2,174)	1,073
Cash and cash equivalents, beginning of period	2,896	7,951

Cash and cash equivalents, end of period	$722	$9,024

See accompanying notes to unaudited interim consolidated financial statements.

Revett Mining Company, Inc.

Consolidated Statements of Shareholders’ Equity

Three months ended March 31, 2015 and year ended December 31, 2014

(expressed in thousands of United States dollars except share and per share amounts)

(unaudited)

	Common Shares		Additional Paid-in Capital	Accumulated other Comprehensive Loss	Retained earnings (deficit)	Total
	Shares	Amount
Balance, December 31, 2013	34,596,387	$88,495		$45	$(9,984)	$78,556
Reclassification due to change in par value of common shares		(88,149)	88,149	—	—	—
Issue of shares for exercise of options	158,500	2	77	—	—	79
Issue of shares	4,499,102	45	3,292	—	—	3,337
Issue of shares for compensation	20,000	—	16	—	—	16
Reclassification of gain on sale of marketable securities, net of tax	—	—	—	(45)	—	(45)
Stock-based compensation on options granted	—	—	403	—	—	403
Net loss for the period	—	—		—	(61,923)	(61,923)

Balance, December 31, 2014	39,273,989	$393	$91,937	$—	$(71,907)	$20,423

Net loss for the period	—	—		—	(2,526)	(2,526)

Balance, March 31, 2015	39,273,989	$393	$91,937	$—	$(74,433)	$17,897

See accompanying notes to unaudited interim consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements

1. Basis of Presentation and Liquidity

In the opinion of management, the accompanying unaudited interim consolidated balance sheets and consolidated statements of operations and comprehensive income (loss), cash flows, and shareholders’ equity contain all adjustments, consisting of normal recurring items, necessary to present fairly, in all material respects, the financial position of Revett Mining Company, Inc. (“Revett Mining,” the “Company,” “we” or “us”) as of March 31, 2015 and December 31, 2014, and the results of its operations and its cash flows for the three month periods ended March 31, 2015 and 2014. The operating and financial results for Revett Mining for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ended December 31, 2015.

These unaudited interim financial statements have been prepared by management in accordance with generally accepted accounting principles used in the United States of America (U.S. GAAP) and are presented in U.S. dollars. These unaudited interim consolidated financial statements do not include all note disclosures required by U.S. GAAP on an annual basis, and therefore should be read in conjunction with the annual audited consolidated financial statements for the year ended December 31, 2014 filed with the appropriate securities regulatory authorities.

Revett Mining (formerly known as Revett Minerals Inc.) was incorporated in Canada in August 2004 to acquire Revett Silver Company and undertake a public offering of its common shares, transactions that were completed in February 2005. Revett Silver Company, a Montana corporation, was organized in April 1999 to acquire the Troy mine (“Troy”) and the Rock Creek project (“Rock Creek”) from ASARCO Incorporated and Kennecott Montana Company, transactions that were completed in October 1999 and February 2000. Revett Mining Company changed its jurisdiction of incorporation (from Canada to Delaware) and its name (from Revett Minerals to Revett Mining Company) in February 2014, following approval by its shareholders at a special meeting held in January 2014. The Company conducts business through four Montana corporations, all subsidiaries of its wholly-owned Revett Silver Company subsidiary: Troy Mine, Inc., RC Resources, Inc., Revett Exploration, Inc. and Revett Holdings, Inc.

Troy is an underground silver and copper mine located in northwestern Montana. ASARCO operated the mine from 1981 to 1993, and then placed it on care and maintenance because of low metals prices. We restarted mining operations in late 2004 and commenced commercial production in early 2005. We operated Troy continuously until December 2012, when operations were suspended due to unstable ground conditions in portions of the mine. After an unsuccessful attempt to find an alternative route to our reserve mining areas, a decision was made to construct a new decline from the main haulage route to the North C Beds, giving access to the A and C Beds, and then continue to the undeveloped I Bed mining areas. We successfully reached the North C Beds in the fourth quarter of 2014 and resumed limited ore production, but were compelled to place Troy on care and maintenance early in 2015 due to low metals prices. Development work to the I Beds ceased and the milling operations continued through the end of January 2015. An orderly shutdown took place during February 2015, with the expectation that development and operations may resume in a more favorable price environment.

Liquidity Considerations and Going Concern

The accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. The Company does not have sufficient cash to fund normal operations and meet its debt obligations for the next twelve months without deferring payments on certain current liabilities or raising additional funds. The Company’s continued losses and lack of capital raise substantial doubt about the Company’s ability to continue as a going concern as of March 31, 2015. In addition, our auditors included an emphasis of a matter paragraph in their audit opinion on our 2014 financial statements.

Although the Company raised some additional capital in 2014, it was not sufficient to enable us to meet our obligations and provide access to the Troy ore reserves. On March 26, 2015 Revett entered into an agreement and plan of merger with Hecla Mining Company (“Hecla”), pursuant to which, and subject to the approval of Revett’s stockholders and the satisfaction of other conditions specified in the agreement, a subsidiary of Hecla would merge with and into Revett, and Revett stockholders would receive 0.1622 of a share of Hecla common stock for each share of common stock of Revett. The merger is subject to the approval of Revett’s stockholders, with the meeting to vote on the proposed merger currently scheduled for June 12, 2015. If our proposed merger with Hecla is not completed, we will necessarily have to seek additional capital or consider other alternatives, which could include bankruptcy or the sale of some or all of our assets. Our business has been materially and adversely affected by the decline in copper and silver prices and by the suspension of commercial mining operations at Troy.

Because Troy has been placed on care and maintenance, there is no assurance that production will resume. Accordingly, the Company determined there was impairment of its property, plant and equipment as of December 31, 2014.

Our earnings and cash flows are subject to copper and silver price volatility, the underlying value and recoverability of mineral resources at Rock Creek, and obtaining the necessary operating permits for Rock Creek.

2. Changes affecting the 2015 consolidated financial statements and future accounting changes:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to receive for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.

The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 introduces an explicit requirement for management to assess and provide certain disclosures if there is substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 is effective for the annual period ending after December 15, 2016. Early adoption is permitted. The Company expects to adopt this guidance when effective, and upon adoption, will evaluate going concern based on this guidance.

3. Inventory

The major components of the Company’s inventory accounts are as follows:

	March 31, 2015	December 31, 2014
Concentrate inventory	$—	$1,248
Material and supplies	3,146	3,325

	$3,146	$4,573

4. Mineral Property, Plant, Equipment and Mine Development

The major components of the Company’s mineral property, plant, and equipment accounts are as follows:

	March 31, 2015	December 31, 2014
Troy:
Property acquisition and development costs	$2,460	$2,460
Plant and equipment	2,261	2,320
Construction in progress	1,710	1,595
Buildings and structures	910	910

	7,341	7,285
Rock Creek:
Property acquisition costs	8,022	8,022
Other, corporate	953	953
Other, mineral properties	28	28

	16,344	16,288
Accumulated depreciation and depletion:
Troy Property acquisition and development costs	(24)	—
Troy plant and equipment	(8)	—
Troy buildings and structures	(3)	—

	(35)	—
Other corporate assets	(6)	—

	(41)	—

	$16,303	$16,288

We determined that there was an impairment of property, plant and equipment as of December 31, 2014, due to Troy being placed on care and maintenance and the absence of any assurance that production would be resumed. The estimated fair value of the impairment to these long-lived assets was determined using a market approach that was in turn based on Hecla’s offer to acquire the Company for $20.4 million. The impairment charge of $54.7 million was allocated to each long-lived asset class on a relative carrying value basis as per Accounting Standards Codification (“ASC”) 360-10. This impairment has resulted in a new cost basis for the property, plant and equipment and future depreciation will be based on this carrying value.

Revett Holdings Inc., a wholly owned subsidiary of the Company, owns undeveloped real property having a carrying value of $0.8 million ($3.6 million less impairment adjustment of $2.8 million) that were purchased in order to meet mitigation requirements at Rock Creek. This property will be transferred to the U.S. Forest Service or the State of Montana once the phase 1 evaluation program or phase 2 mine construction and development of Rock Creek commences. The cost of the property will be amortized if Rock Creek is placed into production.

5. Available for sale securities

During the quarter ended March 31, 2014, the Company sold all of its available for sale equity securities for approximately $1.0 million, and recognized a gain of $0.4 million.

6. Debt Obligations

At March 31, 2015 and December 31, 2014, the balance of the Company’s long-term debt obligations were as follows:

	March 31, 2015	December 31, 2014
Note payable	$4,061	$4,377
Less current portion	(4,061)	(4,377)

	$—	$—

The Company entered into a new note payable in August 2014. The amount borrowed was $5 million with a 30 month term and a 6.25% interest rate. Monthly principal and interest payments are $0.2 million ($2.2 million annually). The note is collateralized by certain equipment at Troy. The Company used a portion of the proceeds to pay off the two remaining capital leases which principal balances were approximately $0.4 million. At March 31, 2015, the Company was in default on the note. In April, the note was modified to provide for monthly interest only payments until September 2015 when principal payments resume. The total balance is recorded as current since the Company does not anticipate being able to pay the amounts due in 2015 and therefore, will be in default on the note.

7. Share Capital

(a) Common Stock

During the first quarter 2014, the Company’s shareholders approved a change of jurisdiction of incorporation from Canada to the United States. This resulted in a change in the par value of the Company’s common stock from no par value per share to $0.01 per share.

The Company has one class of $0.01 par value common stock of which 100,000,000 are authorized for issue. The holders of common stock are entitled to receive dividends without restriction when and if declared by the board of directors. Holders of the Company’s common stock are not entitled to preemptive rights to acquire additional shares of common stock and do not have cumulative voting rights.

During the quarter ended March 31, 2015, the Company did not issue any common shares.

During the quarter ended March 31, 2014, the Company issued 32,500 shares of common stock upon the exercise of stock options and 4,499,100 shares of common stock through a private placement for cash, resulting in proceeds to the Company of $3.4 million.

(b) Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock having a par value of $0.01 per share. The Company’s board of directors is authorized to create any series and, in connection with the creation of each series, to fix by resolution the number of shares of each series, and the designations, powers, preferences and rights; including liquidation, dividends, conversion and voting rights, as they may determine. At March 31, 2015, no series of preferred stock had been created or authorized, and no shares of preferred stock were outstanding.

(c) Stock Options

The Company’s Equity Incentive Plan authorizes the Company to reserve and have available for issue 6,500,000 shares of common stock; 1,015,000 stock options were granted to employees during the three months ended March 31, 2014. Each option has an exercise price of $0.79 and expires on March 29, 2019. The weighted average fair value per share of these options was $0.344, for a total value of $0.4 million. The Company used the Black-Scholes option pricing model with a risk-free interest rate of 0.67%, volatility of 71.87% and an expected life of the options of 30 months to estimate the fair values of the options. The options fully vested on the date of grant. In addition, there were 60,000 stock options granted to consultants during the three months ended March 31, 2014, each having an exercise price of $0.79 and expiring on March 29, 2017. The weighted average fair value per share of these options was $0.32, for a total value of $2,000. The Company used the Black-Scholes option pricing model with a risk-free interest rate of 0.285%, volatility of 87.45% and an expected life of the options of 18 months to estimate the fair values of the options. These stock options also fully vested on the date of grant.

During the quarter ended March 31, 2015, 1,164,500 options were cancelled or expired and no options were exercised.

During the three months ended March 31, 2014, 72,500 options were cancelled or expired, and 32,500 options were exercised. As of March 31, 2015 and 2014, the intrinsic value of options outstanding and exercisable was $0 and $40,000, respectively.

Total stock-based compensation recognized during the three months ended March 31, 2015 and 2014 was $ nil million and $400,000. During the three months ended March 31, 2015 and 2014, a total of $ nil and $200,000 in stock option compensation was attributable to employees at Troy, and is included in the amounts reported in general and administrative expense.

As of March 31, 2015, the following stock options were outstanding:

Options Granted	Options Exercisable	Exercise Price	Expiration Date
10,000	10,000	1.17	September 6, 2015
20,000	20,000	2.50	November 1, 2015
20,000	20,000	1.17	September 6, 2016
321,000	321,000	4.98	March 21, 2016
15,000	15,000	1.26	August 26, 2016
60,000	60,000	0.79	March 29, 2017
388,000	388,000	4.18	April 1, 2017
20,000	20,000	3.77	May 3, 2017
383,000	383,000	2.16	March 21, 2018
625,000	625,000	0.79	March 29, 2019
30,000	30,000	0.77	May 29, 2019
20,000	20,000	1.00	August 19, 2019

1,912,000	1,912,000	$2.53

(d) Stock Purchase Warrants

The following stock purchase warrants were outstanding at March 31, 2015:

Number	Exercise price		Expiration
1,153,844	USD $	1.00	March 26, 2016
1,095,705	USD $	1.00	March 31, 2016

2,249,549

During the three months ended March 31, 2014, 2,249,549 new warrants were issued and no warrants were exercised. During the three months ended March 31, 2015, no warrants were issued or exercised.

8. Commitments and Contingencies

a) Reclamation

The following table shows the changes in the reclamation liability for the periods indicated.

	Three months ended March 31, 2015	Three months ended March 31, 2014
Reclamation and remediation liability beginning of period	$4,769	$4,613
Accretion expense	96	95

Ending balance	$4,865	$4,708

(b) Rock Creek Development

Rock Creek is located in Sanders County, Montana, approximately five miles northeast of Noxon, Montana and sixteen air miles southeast of Troy. The project comprises 99 patented lode-mining claims, 370 unpatented lode-mining claims, five tunnel site claims, 85 mill site claims and 754 acres of fee land. The patented claims lying within the Cabinet Mountain Wilderness Area convey mineral rights only; the patented claims lying outside the wilderness area convey both mineral and surface rights and title. The patented claims were legally surveyed in 1983, patented in 1989, and occupy an area of approximately 1,809 acres. We conduct our development activities at Rock Creek through RC Resources Inc., another of our second-tier operating subsidiaries. RC Resources Inc. is also the record holder of the various claims and fee lands comprising the project.

The proposed development of Rock Creek will occur in two phases. The first phase, a two year evaluation program, is expected to confirm and better define the economic and technical viability of the project and reconfirm geotechnical assumptions. This initial phase will include the construction of a 7,000 foot evaluation adit to collect additional technical information; underground infill drilling to establish and confirm mineral resource estimates; geotechnical design studies; bulk sampling of the mineralization for use in metallurgical testing; and, to collect and evaluate hydrologic information. We presently estimate the evaluation program will cost $25 million to $30 million. Once the program is completed, a feasibility study will be commissioned, and, if it is positive, financing to construct a 10,000 ton per day mine and process facility will be sought.

The evaluation program cannot begin until final permits and approvals from the various federal and state agencies that exercise jurisdiction over the project are received. Rock Creek is partially located on United States Forest Service (the “Forest Service”) land within the Kootenai National Forest and under the Cabinet Mountains Wilderness Area, and federal and state approval is required before development can commence. In 2001, the Forest Service issued a Final Environmental Impact Statement (“Final EIS”) under the National Environmental Policy Act (“NEPA”). In 2003, the Forest Service and the Montana Department of Environmental Quality (the “DEQ”) issued a joint administrative decision approving our proposed plan of operations at Rock Creek (the “Record of Decision”). The Record of Decision was based primarily on the findings in the Final EIS and a companion biological opinion (the “Biological Opinion”) issued by the U.S. Fish and Wildlife Service (“USFWS”) in 2003, pursuant to the requirements of the Endangered Species Act (“ESA”). The project was challenged by several regional and national environmental advocacy groups, culminating in a May 2010 Montana federal district court decision that upheld the Biological Opinion but remanded the Record of Decision to the Forest Service to address several NEPA procedural deficiencies. The federal district court decision upholding the Biological Opinion was affirmed by the Ninth Circuit Court of Appeals in November 2012. The Forest Service is currently working to develop a Supplemental EIS that will comply with the Federal District Court’s decision.

We are also working to satisfy other federal and state permitting requirements that are required for phase 1 development. These include grizzly bear mitigation requirements, reclamation bonding, designing and constructing a water treatment facility, and improving the road leading to the proposed evaluation adit site.

We currently own approximately 673 acres of fee land, located in Lincoln and Sanders Counties, that has been designated as grizzly bear habitat mitigation lands for Rock Creek. This land and other current and future real estate holdings that are not essential to our day to day mining operations are or will be, held by Revett Holdings, Inc., a wholly-owned Montana subsidiary of Revett Silver.

Although the Company believes environmental and operating permits will ultimately be obtained, it is possible that successful challenges could delay or prevent the development of the Rock Creek project which, could result in the impairment and write-down of the carrying value related to the Rock Creek property.

9. Derivative instruments

Concentrate Sales Contracts

The Company enters into concentrate sales contracts with third-party buyer. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices and the provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded in concentrate settlement and other receivables on the consolidated balance sheet and are adjusted to fair value through earnings each period until the date of final settlement.

Fixed Forward Contracts

At March 31, 2015, the Company did not have any fixed forward contracts to sell silver or copper.

10. Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, restricted cash, and accounts payable and accrued liabilities approximate fair value due to their short time to maturity or ability to immediately convert them to cash in the normal course. The carrying values of notes payable obligations approximate fair market values as they are based on market rates of interest.

The Company classifies financial instruments recognized at fair value in accordance with a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair value at March 31, 2015
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$722	$722	$—	$—

	Fair value at December 31, 2014
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$2,896	$2,896	$—	$—

The Company’s cash and cash equivalent instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

11. Income Taxes

For the three months ended March 31, 2015 and 2014, the Company did not report a tax provision or benefit.

As of March 31, 2015 and December 31, 2014, management of the Company used the guidelines contained in ASC 740 and evaluated the positive and negative evidence available to determine whether a valuation allowance against the deferred tax assets should be established. Management has determined that the Company’s negative evidence of a cumulative loss position after significant permanent differences and the lack of future taxable income based on current conditions regarding Troy outweighed the positive evidence. Management believes that it is more likely than not that the deferred tax assets will not be recovered. Therefore a valuation allowance equal to 100% of the net deferred tax assets has been recorded.

The income tax provision (benefit) for the three months ended March 31, 2015 and 2014 varies from the statutory rate primarily because of the change in valuation allowance for net deferred tax assets and depletion. The Company has estimated an effective tax rate of zero for 2015.

The Company has U.S. net operating loss carry forward of $58.0 million that expires at various dates between 2019 and 2035. Montana state net operating losses ($45.0 million) expire at various dates between 2015 and 2022. The Company has a net capital loss carry forward of approximately $1.5 million that expires in 2017 and 2018.

As a result of the domestication of the Company from Canada to Delaware, the Company forfeited a Canadian net operating loss of approximately $10.6 million. The Company’s deferred tax asset and valuation allowance has been reduced by approximately $2.8 million. The Company reviewed all other tax aspects of the reorganization and concluded there was no material tax liability regarding the reorganization.

12. Related Party Transactions

Trafiguara AG has a contract to purchase the silver and copper concentrates produced at Troy. Trafigura Beheer B.V., which is affiliated with Trafigura AG, is the beneficial owner of more than five percent of our outstanding common shares, and is therefore a related party. During the three months ended March 31, 2015 and 2014, Trafigura AG paid us $2.3 million and $0 for our concentrate, respectively.

13. Subsequent Events

On April 17, 2015, the Company and two of its subsidiaries, Revett Silver Company and Revett Holdings, Inc., entered into a term loan and security agreement with Hecla. The term loan is secured by a mortgage on lands owned by the Company’s Revett Holdings, Inc. second-tier subsidiary and allows the Company to borrow up to $1.5 million at Libor plus 5%. The term loan matures on June 30, 2015.

On April 27, 2015, the Company and CAT Financial Services Corporation agreed to modify the original loan agreement to allow the Company to make interest only payments for March 2015 through August 2015, then resuming the full principal and interest payments.